EXHIBIT 6.8
                                                                     -----------


                                   Date of Original Issuance: September 10, 2003

                                            $160,000 in Previously Funded Amount
                                         $281,750 in Additional Principal Amount
                                              Totaling $441,750 in the Aggregate

                               AMENDMENT NO. 1 TO
                        6% CONVERTIBLE SECURED DEBENTURE
                              DUE JANUARY 30, 2004

         THIS AMENDMENT NO. 1 TO THE 6% CONVERTIBLE SECURED DEBENTURE is made by each of SBS Interactive, Co., a Florida corporation, and SBS Interactive, Inc., a Nevada corporation, joint and severally, each having a principal place of business at 200 Viceroy Avenue, Unit 5, Concord, Ontario (collectively, the "Company"), and is designated as "Amendment No. 1 to the 6% Convertible Secured Debenture, due January 30, 2004" (the "Amendment"). Capitalized terms used herein shall have the meaning ascribed to them in the Debenture to which this amendment relates.

1. AMENDMENT TO "SET PRICE". The second sentence of Section 4(a)(ii) is hereby amended to change the per share price from $0.15 to $0.05 and Section 4 (c)(i) of the Debenture is hereby amended to change the "Set Price" to $0.05 per share.

2. ACKNOWLEDGMENT. Upon receipt of an additional $39,000, the Company hereby acknowledges that the September 10th payment set forth in Section 16 of the Debenture has been received in full by the Company. Upon execution of this Amendment, the Holder agrees to promptly fund the October 10th payment set forth in Section 16 of the Debenture (together with the $39,000 set forth above, for an aggregate amount of $112,250).

3. FURTHER ACTIONS. The Company hereby agrees to amend and restate the Debenture to reflect this Amendment, and to immediately execute and deliver the amended and restated Debenture to the Holder. In the event the Company fails to amend and restate the Debenture, this Amendment and the Debenture will remain a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company further agrees to promptly execute and deliver a registration rights agreement covering the registration of the shares upon conversion of the Debenture, which agreement shall contain customary and reasonable terms and conditions.

4. FACSIMILE COPIES. This Amendment may be executed in counterparts, or by facsimile copy thereof, each of which when taken together shall constitute but one Amendment.

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         IN WITNESS WHEREOF, the Company and the Holder have caused this
Amendment No. 1 to 6% Convertible Secured Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                    SBS INTERACTIVE, CO.
                                    A Florida corporation

                                    By: /S/ TODD GOTLIEB
                                        ---------------------------
                                        Name:  Todd Gotlieb
                                        Title: President

                                    SBS INTERACTIVE, Inc.
                                    A Nevada corporation

                                    By: /S/ TODD GOTLIEB
                                        ---------------------------
                                        Name:  Todd Gotlieb
                                        Title: President

                                        "HOLDER"

                                        By:
                                           ------------------------
                                        Name:
                                        Title: